News Release

FOR IMMEDIATE RELEASE                                                                                                                                                     CONTACT
DATE   August 13, 2007                                                                                                                                       Craig Renner
                                                                  301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED
JUNE 30, 2007; DECLARES DIVIDEND

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX, PSE:APO) today announced results for the six and three months ended June 30, 2006, and a cash dividend of $0.10 per share, payable on September 12, 2007 to shareholders of record on August 28, 2007.
For the six months ended June 30, 2007, the Company reported a net loss of $161,000, or $0.03 per share, on revenue of $42,414,000. This compares to net income of $958,000, or $0.18 per share, on revenue of $45,692,000 for the six months ended June 30, 2006.
For the quarter ended June 30, 2007, the Company reported a net loss of $185,000, or $0.03 per share, on revenues of $20,427,000. This compares to net income of $457,000, or $0.09 per share, on revenues of $24,070,000 for the same period in 2006.
 “The second quarter results reflect a slower pace of sales of condominium units in Puerto Rico and the timing difference in the residential lot settlements under our contract with Lennar Corporation.” said J. Michael Wilson, Chairman and Chief Executive Officer. Adding, “the ongoing impact of the implementation of a new accounting pronouncement and expenditures related to obtaining a strategic partner for the Company, contributed to the three and six month losses.”
Effective January 1, 2007, the Company implemented Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which resulted in a reduction of net income for the six months and quarter ended June 30, 2007, by approximately $331,000 and $152,000, respectively, related to potential additional tax, interest and penalties accrued on uncertain tax positions.
The Company reported that revenue from its multifamily apartment portfolio increased $3,694,000 million for the six months ended June 30, 2007 and $2,075,000 for the quarter ended June 30, 2007, compared to the same periods in 2006.  Edwin L. Kelly, President and Chief Operating Officer noted that “the increase in multifamily apartment rental revenue resulted primarily from the addition of Sheffield Greens in St. Charles and the two Milford properties in Baltimore, adding $2,335,000 and $1,287,000 to the six- and three-month periods, respectively.  The increase was also attributable to an overall 5 percent increase in rents in the United States and Puerto Rico properties.”
In St. Charles, land sales revenue decreased to $5,969,000 million for the six months ended June 30, 2007; in the same period in 2006, the Company reported land sales revenue of $6,626,000. For the quarter, land sales revenue totaled $2,214,000, compared to $2,682,000 for the quarter ended June 30, 2006.  Mr. Kelly noted that “commercial sales were strong in St. Charles for the six months ended June 30, 2007, partially offsetting the timing of residential lot settlements.” Mr. Kelly also noted that the Company reported approximately $17 million in commercial sales under contract as of June 30, 2007, with expected settlements over the next 24 months.
In Parque Escorial, the Company sold 20 condominium units for the six months ended June 30, 2007 as compared to 45 units for the same period in 2006.  For the three months ended June 30, 2007, the Company sold 8 units as compared to 29 units for the same period in 2006.  “In Parque Escorial, sales of condominium units in Torres reflect the slowdown of the Puerto Rican market, but sales prices have not been reduced and the construction loan has been repaid in full,” said Mr. Kelly.  “At the current sale pace, the remaining 30 units within Torres are expected be sold by the first quarter of 2008.”
“Results are cyclical,” noted Mr. Kelly, “and should be evaluated over an extended period of time because of the nature of our business. In that context, we believe these results demonstrate the Company’s sound business model, which combines land development with our rental apartment portfolio to diversify our corporate revenue sources.”
Company Information
ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the quarterly report on Form 10-Q for the six-month period ended June 30, 2007, which are on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST
Unaudited Financial Highlights

	For the Six Months Ended		For the Three Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06

Revenues	$42,414,000	$45,692,000	$20,427,000	$24,070,000

Expenses	34,128,000	34,715,000	16,452,000	18,280,000

Operating Income	8,286,000	10,977,000	3,975,000	5,790,000

Other Income and Expenses	(8,159,000)	(9,305,000)	(4,395,000)	(5,038,000)

Income / (loss) before provision for income taxes	127,000	1,672,000	(420,000)	752,000

Provision / (benefit) for income taxes	288,000	714,000	(235,000)	295,000

Net (loss) / income	$(161,000)	$958,000	$(185,000)	$457,000
Earnings per share
Basic and Diluted	$(0.03)	$0.18	$(0.03)	$0.09
Weighted average shares outstanding
Basic and Diluted	5,210,000	5,198,000	5,210,000	5,198,000

Quarterly cash dividend per share	$0.20	$0.20	$0.10	$0.10
Special cash dividend per share	-	0.43	-	-

Total cash dividends per share	$0.20	$0.63	$0.10	$0.10

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